Exhibit 99.1

PARAMOUNT EXPANDS BOARD WITH APPOINTMENT OF

KARIN KLEIN AND MARTIN BUSSMANN AS INDEPENDENT DIRECTORS

NEW YORK – March 24, 2016 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount”) today announced that it has appointed Karin Klein and Martin Bussmann to its Board of Directors (“Board”) as independent directors. With the additions of Ms. Klein and Dr. Bussmann, Paramount’s Board now comprises nine members, six of whom are independent.

“Karin and Martin are two highly experienced business executives who bring added depth and perspective to our Board,” said Albert Behler, Chairman, Chief Executive Officer and President of Paramount. “We look forward to working with them to continue to identify ways to maximize shareholder value.”

Ms. Klein has been a partner of Bloomberg Beta, a venture capital fund which invests in technology companies that make work better, since 2013. Prior to launching Bloomberg Beta, Ms. Klein led new initiatives at Bloomberg L.P. from 2010 to 2013. Before joining Bloomberg L.P., from 2000 to 2010, Ms. Klein served in various roles at SoftBank Group Corp., a Japanese multinational telecommunications and internet company, including as a vice president and director of corporate development.

Dr. Bussmann has been a Trustee of the Mannheim Trust in New York since 1998, responsible for the investment and management of its assets in real estate, private equity and financial investments in public equity and fixed income. He also serves as director or manager of a number of the Mannheim Trust portfolio companies, including Mannheim Holdings LLC. Earlier in his career, from 1980 until 1994, Dr. Bussmann spent 15 years in the pharmaceutical and chemical industries in Germany and the United States.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Investor Relations:

212-492-2298

ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com